Exhibit 8

SHARE TRANSFER AGREEMENT

This Agreement is made on 9 April 2015 between:

(1)	Kenon Holdings Ltd., a company incorporated in Singapore with its registered office at 80 Raffles Place, #26-01, UOB Plaza, Singapore 048624 (“Kenon”); and

(2)	Kenon TJ Holdings Pte. Ltd., a company incorporated in Singapore with its registered office at 80 Raffles Place, #26-01, UOB Plaza, Singapore 048624 (the “SPV”),

(each, a “Party” and collectively, the “Parties”).

Whereas:

(A)	Tower Semiconductor Ltd. (the “Company”) is a company incorporated with limited liability organised under the laws of the State of Israel and listed on the NASDAQ Stock Market and the Tel Aviv Stock Exchange.

(B)	Kenon is the beneficial owner of an aggregate of 18,030,041 ordinary and fully paid-up shares, par value New Israeli Shekels 15.00 per share (the “Tower Shares”) in the Company, comprising 97,671 ordinary shares held in the securities account maintained at Oppenheimer Israel Ltd. (“Oppenheimer”) (the “Oppenheimer Shares”) and 17,932,370 ordinary shares held in the securities account maintained in the name of Kenon at American Stock Transfer (“AST”) (the “AST Shares”). Kenon is also the registered holder of 1,669,795 Series 9 Warrants of the Company to purchase 1,669,795 ordinary shares in the Company, which is currently exercisable at an exercise price of $7.33 per ordinary share within the exercise period which expires on 27 June 2017 (the “Series 9 Warrants” and, together with the Tower Shares, the “Tower Securities”).

(C)	The SPV is a wholly-owned subsidiary of Kenon.

(D)	Kenon wishes to transfer the Tower Securities to the SPV, and the SPV wishes to accept such transfer, on the terms and subject to the conditions of this Agreement.

It is agreed as follows:

1.	Agreement to Transfer the Tower Securities

On and subject to the terms of this Agreement, Kenon agrees to transfer the Tower Securities, together with all rights and advantages attaching to them from Completion (as defined below) and thereafter, to the SPV, and the SPV agrees to accept such transfer.

2.	Consideration

The consideration for the transfer of the Tower Securities shall be the sum of US$24,117,000 (the “Consideration”), which shall be wholly satisfied by the allotment and issue by the SPV to Kenon of 24,117,000 ordinary shares in the capital of the SPV (the “Consideration Shares”), each credited as fully paid-up, at an issue price of US$1 each.

3.	Completion

Completion of the transfer of the Tower Securities from Kenon to the SPV (“Completion”) shall take place at the offices of the SPV on 10 April 2015 or such other date as may be agreed in writing between the Parties, notwithstanding any transfers of the Tower Securities which may have occurred prior to Completion.

4.	Completion Deliverables

4.1	On or prior to Completion, Kenon shall procure:

(a)	the transfer in book entry form of the Oppenheimer Shares to the securities account maintained in the name of the SPV at Oppenheimer (the “Oppenheimer Shares Transfer”); and

(b)	the transfer in book entry form of the AST Shares and Series 9 Warrants to the securities account maintained in the name of the SPV at AST (the “AST Securities Transfer”),

and deliver or make available to the SPV, certified true copies of the original executed irrevocable instructions letters to Oppenheimer or AST (as the case may be), instructing each of Oppenheimer or AST to effect the Oppenheimer Shares Transfer and the AST Securities Transfer, respectively.

4.2	On Completion, subject to the Oppenheimer Shares Transfer and the AST Securities Transfer having first occurred, the Consideration shall be satisfied by the allotment and issuance of the Consideration Shares by the SPV to Kenon and the SPV shall deliver a share certificate in respect thereof to Kenon.

4.3	Each Party further undertakes to perform or cause to be done and performed all such acts and things and shall execute and deliver all such agreements, certificates, instruments and documents as the other Party may reasonably request in order to carry out the intents and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

5.	Warranties

5.1	Kenon warrants and undertakes to and with the SPV and its successors in title that:

(a)	Authority and Capacity of Kenon

(i)	Kenon is a company duly incorporated and validly existing under its law of incorporation; and

(ii)	Kenon has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on Kenon, in accordance with its terms.

(b)	Ownership of Tower Securities

(i)	Kenon will on Completion, be beneficially entitled to, or is otherwise able to, transfer the Tower Securities to the SPV under this Agreement, in reliance on Regulation S of the U.S. Securities Act of 1933;

(ii)	the Tower Securities are or will on Completion be free from any claim, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, with the exception of liens arising by operation of law in the normal course of business of the Company whatsoever; and

(iii)	the Tower Securities (where applicable) have been properly and validly allotted and issued and are each fully paid or credited as fully paid.

5.2	The SPV warrants and undertakes to and with Kenon and its successors in title that

(a)	Authority and Capacity of the SPV

(i)	the SPV is a company duly incorporated and validly existing under its law of incorporation; and

(ii)	the SPV has the legal right and full power and authority to enter into and perform this Agreement, which when executed will constitute valid and binding obligations on the SPV, in accordance with its terms.

(b)	Consideration Shares

(i)	the SPV will on Completion be entitled to or is otherwise able to allot and issue to Kenon the full legal and beneficial ownership of the Consideration Shares on the terms of this Agreement without the consent of any person.

6.	General Provisions

6.1	The invalidity of any provision of this Agreement shall not affect the validity of any of its other provisions.

6.2	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each Party.

6.3	In this Agreement, except where the context otherwise requires, words denoting the singular shall include the plural and vice versa.

6.4	This Agreement and any amendment hereto may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

6.5	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Agreement.

6.6	Except as otherwise expressly provided in this Agreement, none of the Parties may without the prior written consent of the other Party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

6.7	This Agreement shall be governed by and construed in accordance with Singapore law, and the Parties agree that the courts of Singapore are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.

6.8	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

6.9	Kenon shall bear all costs incurred by it in connection with the preparation of, negotiation and entry into this Agreement and the transfer of the Tower Securities. SPV shall bear all such costs incurred by it in connection with the preparation of, negotiation and entry into this Agreement and the allotment and issuance of the Consideration Shares.

6.10	Any notice or other communication in connection with this Agreement shall be in writing in English (a “Notice”) and shall be sufficiently given or served if delivered or sent:

In the case of Kenon to : Kenon Holdings Ltd.

Address	:	1 Temasek Avenue, #36-01, Millenia Tower, Singapore 039192

Attention	:	Tzahi Goshen

E-mail	:	TzahiG@kenon-holdings.com

In the case of SPV to : Kenon TJ Holdings Pte. Ltd.

Address	:	1 Temasek Avenue, #36-01, Millenia Tower, Singapore 039192

Attention	:	Robert Rosen

E-mail	:	RobertR@kenon-holdings.com

IN WITNESS WHEREOF this Agreement has been executed by the duly authorised representative of each party on the date first above written.

SIGNED by Zahi Goshen for and on behalf of Kenon Holdings Ltd. in the presence of:	/s/ Zahi Goshen

/s/ Stephen Koh
Witness’s signature

Name: Stephen Koh

SIGNED by Robert L. Rosen for and on behalf of Kenon TJ Holdings Pte. Ltd. in the presence of:	/s/ Robert L. Rosen

/s/ Zong Huang
Witness’s signature

Name: Zong Huang